TRADING SYMBOLS:	June 27, 2005
OTCBB: UGTH and TSX-V: GTH

US GEOTHERMAL SECURES TRANSMISSION AGREEMENT
FOR IDAHO GEOTHERMAL POWER PROJECT

BOISE, Idaho, June 27, 2005 (OTCBB: UGTH, TSX.V: GTH) US Geothermal Inc. , a renewable energy development company focused on geothermal energy, announced today that it has signed a service agreement for firm, point-to-point power transmission with the Bonneville Power Administration Transmission Business Line (BPA). The agreement guarantees up to 12 MW of electrical transmission capacity, an amount that accommodates the planned power production from phase one of the Raft River project.

“This transmission agreement with the Bonneville Power Administration marks a significant milestone in our development of the Raft River geothermal project”, said Daniel Kunz, President and CEO. “We now have a secure delivery path to our customer for the electrical power generation from our first power plant at Raft River.”

In addition to the point-to-point transmission agreement, US Geothermal has reserved an additional 24 MWs of transmission capacity with BPA to insure that the phase two expansion plans have adequate transmission available when it is needed.

About US Geothermal:

US Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. The Company possesses three Power Purchase Agreements with the Idaho Power Company for the production of 30 MW of electricity at Raft River. Construction of the Phase One power plant is planned in 2005 and power production is planned for 2006. On the basis of a report prepared by Company’s independent consultant, GeothermEx Inc., of Richmond California, the Company believes that Raft River’s energy reservoir is scalable to produce an estimated 90 MW of power from 6.5 square miles (16.8 square kilometres) of lands owned or leased by the Company. Adjacent to the existing electrical transmission grid and surrounded by modern infrastructure, Raft River is ideally located to make an important contribution to the power needs of the rapidly growing Pacific Northwest for decades to come.

US Geothermal Inc. shares trade in Canada on the TSX Venture Exchange under the symbol “GTH” and in the United States on the OTCBB under the symbol “UGTH.”

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations	Andreas Curkovic
Tel: 604-484-3031	The Equicom Group
Fax: 604-688-9895	Tel: 416-815-0700 ext. 262
saf@usgeothermal.com	Fax: 416-815-0080
mdake@usgeothermal.com	acurkovic@equicomgroup.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the construction of power plants, the viability of the geothermal resource and the availability of the marketable tax benefits. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, the geothermal resource will not be as large as estimated, among others. Readers are cautioned to review the risk factors identified by the Company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.